Exhibit 8.1

November 6, 2020

Aspire Real Estate Investors, Inc.

1920 Main Street, Suite 150

Irvine, California 92614

Re:                             Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Aspire Real Estate Investors, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-249285) filed with the Securities and Exchange Commission on October 2, 2020, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 17,250,000 shares of common stock, par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In connection with the opinions rendered in (a) through (c) below (collectively, the “Tax Opinion”), we have examined the following:

1.              the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.              the Company’s Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland and effective as of January 8, 2020, and the Company’s Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

3.              the Company’s Amended and Restated Bylaws (the “Bylaws”), in the form attached as an exhibit to the Registration Statement;

4.              the form of Agreement of Limited Partnership of Aspire Real Estate Investors, L.P., a Delaware limited partnership (such partnership, the “Subsidiary Partnership” and such agreement, the “Subsidiary Partnership Agreement”);

5.              the Management Agreement, by and among the Company, the Subsidiary Partnership and Aspire REIT Manager, LLC (such entity, the “Manager” and such agreement, the “Management Agreement”), in the form attached as an exhibit to the Registration Statement; and

6.              such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London New York Richmond Riyadh San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 velaw.com

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.              each of the documents referred to above is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.              the Amended Articles, the Bylaws, the Subsidiary Partnership Agreement, and the Management Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement or reviewed by us, as applicable;

3.              commencing with the month of the closing of the Offering, and thereafter, the Company will operate in a manner that will make the factual representations with respect to the Company’s qualification as a qualified opportunity fund (an “Opportunity Zone Fund”) contained in a certificate, dated the date hereof and executed by duly appointed officers of the Company and of  the Manager (the “QOF Officers’ Certificate”), true for such periods;

4.              during its short taxable year ending December 31, 2020, and future taxable years, the Company will operate in a manner that will make the factual representations with respect to the Company’s qualification as a real estate investment trust (“REIT”) contained in a certificate, dated the date hereof and executed by duly appointed officers of the Company and of the Manager (the “REIT Officers’ Certificate” and together with the QOF Officers’ Certificate, the “Officers’ Certificates”), true for such years;

5.              the Company will not make any amendments to its organizational documents or the organizational documents of the Subsidiary Partnership after the date of this opinion that would affect its qualification as an Opportunity Zone Fund or as a REIT for any taxable year; and

6.              no action will be taken by the Company or the Subsidiary Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have also assumed the correctness of the factual representations contained in the Officers’ Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officers’ Certificates and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)         commencing with the month of the closing of the Offering, the Company will be organized in a manner that will allow it to qualify as an Opportunity Zone Fund pursuant to section 1400Z-2 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operation, as described in the Prospectus, will enable it to satisfy the requirements for qualification as an Opportunity Zone Fund under the Code commencing with such month and thereafter;

(b)         commencing with its short taxable year ending December 31, 2020, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its short taxable year ending December 31, 2020 and thereafter; and

(c)          the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

The Tax Opinion set forth above represents our conclusions based upon the documents, facts, representations and assumptions referred to above, as of the date hereof.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the Tax Opinion.  Moreover, the Company’s qualification as an Opportunity Zone Fund and as a REIT depends upon the Company’s ability to meet, for each taxable year, annual operating results, investment, gross income and other requirements imposed by the Code.  We will not review on a continuing basis the Company’s compliance with these requirements, the documents or assumptions set forth above, or the factual representations set forth in the Officers’ Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification as an Opportunity Zone Fund or qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officers’ Certificates.  In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay a penalty tax in the event that the Company fails to satisfy the requirements for qualification as a REIT, which penalty tax could be significant in amount.

The foregoing Tax Opinion is based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service (the “Service”) has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to qualification as an Opportunity Zone Fund and qualification as a REIT.  Further, certain interpretations under the rules related to qualification as an Opportunity Zone Fund remain uncertain and unclear, and are still developing.  Where issues are not settled under the currently available authorities, the opinions set forth in this letter reflect our best judgement regarding the resolution of such issues.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as an Opportunity Zone Fund or as a REIT.  The foregoing Tax Opinion does not foreclose the possibility of a contrary determination by the Service or the Treasury Department in Regulations or administrative interpretations issued in the future.  In this regard, each of the opinions rendered in (a) through (c) above represent our best professional judgement with respect to the issue addressed therein and the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Service or the courts and is not a guarantee that the Service will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the Service.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Prospectus Summary—Our Tax Status,” “Risk Factors,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP